FIRST PENN-PACIFIC
LIFE INSURANCE CO.
------------------
A MEMBER OF LINCOLN FINANCIAL GROUP                              EXHIBIT 1.5(a)
--------------------------------------------------------------------------------
                               Fort Wayne, Indiana
                    Executive Office: 1801 South Meyers Road
            - Oakbrook Terrace, Illinois 60181-5214 - (630) 495-3336
   Administrative Office: [ADDRESS AND TELEPHONE NUMBER WILL BE INSERTED HERE]






WE WILL PAY THE PROCEEDS of this policy to the Beneficiary upon receipt of due proof of the Insured's death while this policy is in force. Our payment will be subject to all of the provisions, terms and conditions of this policy.

                       RIGHT TO EXAMINE POLICY FOR 30 DAYS

It is important to us that you are satisfied with this policy and that it meets with your insurance needs. If for any reason you are not satisfied, you may return it to us within 30 days after its receipt. It may be returned to us at the address listed above, or to our agent through whom it was purchased. If returned, we will refund the premiums you have paid and this policy will be void from its Issue Date.

During the 30 day period during which this policy may be returned to us, any premium paid will be put in the Money Market Sub-Account. If this policy is not returned, the premium payment will be processed and allocated as set forth in this policy.

                           READ THIS POLICY CAREFULLY

This policy is a legal contract between you and us. It is important that you read this policy carefully. We issued this policy at 12:01 a.m. Standard Time on the Issue Date shown in the Policy Schedule.

Signed for First Penn-Pacific Life Insurance Company at Oakbrook Terrace, Illinois.





        /s/ Marcia L. DuMond                                /s/ Roland C. Baker
              Secretary                                            President


--------------------------------------------------------------------------------
THE DOLLAR AMOUNT OF ACCOUNT VALUES PROVIDED BY THE VARIABLE ACCOUNT OF THIS POLICY IS BASED UPON INVESTMENT EXPERIENCE AND IS NOT GUARANTEED.
--------------------------------------------------------------------------------

                 FLEXIBLE PREMIUM VARIABLE LIFE INSURANCE POLICY
               Death Benefit payable at the death of the Insured.
            Flexible premiums payable during the Insured's lifetime.
                         Nonparticipating - No Dividends



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

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         TABLE OF CONTENTS
                                                                          Page

         POLICY SCHEDULE...................................................3

         PART 1  GENERAL PROVISIONS........................................4
         PART 2.  PREMIUM PROVISIONS.......................................7
         PART 3.  INSURANCE PROVISIONS.....................................8
         PART 4.  POLICY ACCOUNT VALUE.....................................9
         PART 5.  CREDITS AND DEDUCTIONS..................................12
         PART 6.  PARTIAL WITHDRAWALS AND SURRENDER.......................13
         PART 7.  POLICY LOAN PROVISIONS..................................14
         PART 8.  SETTLEMENT OPTIONS......................................15

A copy of the application is attached inside the back cover of this policy.







--------------------------------------------------------------------------------
VL-2020AA(01/00)                    Page 2

FIRST PENN-PACIFIC
LIFE INSURANCE CO.
------------------
A MEMBER OF LINCOLN FINANCIAL GROUP
--------------------------------------------------------------------------------
                               Fort Wayne, Indiana
                    Executive Office: 1801 South Meyers Road
                     - Oakbrook Terrace, Illinois 60181-5214
                                - (630) 495-3336
   Administrative Office: [ADDRESS AND TELEPHONE NUMBER WILL BE INSERTED HERE]



                                 POLICY SCHEDULE


INSURED:              [John Doe]                POLICY NUMBER: [1,234,567]
AGE AND SEX:          [35  Male]                ISSUE DATE:    [January 1, 2000]
PREMIUM RATE CLASS:   [Standard Non- Smoker]

SPECIFIED AMOUNT:   [$41,525*]

INITIAL PREMIUM:      [$ 10,000]        PLANNED PERIODIC PREMIUM:  [None]
                                        PAYABLE:                   [Unscheduled]

MINIMUM SPECIFIED AMOUNT:  [$41,525]    GUARANTEED MINIMUM BENEFIT:  [ $ 36,971]

POLICY VALUE FACTORS:

    GUARANTEED INTEREST RATE: (Fixed Account)   [ 4%] Per Year Compounded Yearly
    PREMIUM EXPENSE CHARGE:         [3.5 %] of All Premiums
    MONTHLY EXPENSE CHARGE:         [$ 6.00 ]
    PARTIAL WITHDRAWAL CHARGE:       See following page.

INTEREST CHARGED ON LOAN:
    REGULAR LOAN:    Equal to an Annual Rate of 8%
    PREFERRED LOAN:  Equal to an Annual Rate of 8%

INTEREST CREDITED TO LOAN ACCOUNT:
    REGULAR LOAN:    Equal to an Annual Rate of 6%
    PREFERRED LOAN:  Equal to an Annual Rate of 8%

ADDITIONAL BENEFITS PROVIDED BY RIDERS:

     CONVALESCENT CARE BENEFITS RIDER
     EXTENSION OF CONVALESCENT CARE BENEFITS RIDER
     GUARANTEE ENHANCEMENT RIDER


*NOTE: THIS POLICY PROVIDES LIFE INSURANCE COVERAGE ON THE INSURED DURING THEIR LIFETIME PROVIDED THAT THE SURRENDER VALUE IS SUFFICIENT TO COVER THE MONTHLY DEDUCTIONS FOR THIS POLICY. YOUR INITIAL PREMIUM MAY BE INSUFFICIENT TO CONTINUE THIS POLICY IN FORCE FOR YOUR LIFETIME.


--------------------------------------------------------------------------------
                                       3a

--------------------------------------------------------------------------------


                            POLICY SCHEDULE CONTINUED

POLICY NUMBER:             [ 1234567  ]
INSURED:                   [John Doe]


            CHARGES AND FEES ASSOCIATED WITH VARIABLE SUB-ACCOUNT(S)

A M&E charge is deducted from each Variable Sub-Account at the end of each Valuation Period. This charge is equal to the value of each Variable Sub-Account at the end of a Valuation Period multiplied by an annual effective rate of [1%].

Fund operating expenses may be deducted by each Fund as set forth in the Prospectus.



                                    TRANSFERS

TRANSFER FEE: [$ 25.00] per transfer for each transfer in excess of [12] made during any Policy Year. A single transfer may consist of multiple transactions.

MINIMUM TRANSFER AMOUNT: The lesser of [$ 100.00] or the balance in the Sub-Account being transfered.

TRANSFER LIMITATIONS FROM THE FIXED ACCOUNT: In addition to any other limitations that apply to transfers from the Fixed Account to the Variable Sub-Account(s), the amount transfered during any one Policy Year may not exceed [25%] of the Fixed Account Value on the immediately preceding Policy Anniversary.


                  SURRENDER CHARGE FOR INITIAL SPECIFIED AMOUNT

                 END OF POLICY YEAR           SURRENDER CHARGE
                       [1-10                    [$ 699.47
                         11                        524.38
                         12                        393.28
                         13                        262.19
                         14                        131.09
                   15 AND AFTER]                       0]


The Surrender Charge is level during a Policy Year and equal to the charge shown for the end of the year. The Surrender Charge is deducted from the Net Policy Account Value to determine the Surrender Value. There are no additional Surrender Charges for increases in the insurance coverage.

PARTIAL WITHDRAWAL CHARGE: There is no charge for the first Partial Withdrawal during any one Policy Year. For Partial Withdrawals in excess of one per Policy Year, the Partial Withdrawal Charge shall be [$25.00].



--------------------------------------------------------------------------------
                                       3b

                            POLICY SCHEDULE CONTINUED

                           Table of Guaranteed Maximum
                             Cost of Insurance Rates
                                       for
                              Life Insurance Policy

This Table shows the Guaranteed Maximum Cost of Insurance Rates applicable to this policy.

               Monthly Rate                    Monthly Rate                     Monthly Rate
                   Per                              Per                             Per
                  $1,000                           $1,000                          $1,000
                Net Amount                     Net Amount at                     Net Amount
  Age            at Risk           Age             Risk             Age           at Risk
  30               0.12             54             0.62              78             6.88
  31               0.12             55             0.69              79             7.52
  32               0.13             56             0.76              80             8.22
  33               0.13             57             0.83              81             9.02
  34               0.14             58             0.91              82             9.92
  35               0.14             59             1.01              83            10.91
  36               0.15             60             1.11              84            11.99
  37               0.16             61             1.22              85            13.12
  38               0.17             62             1.36              86            14.30
  39               0.18             63             1.51              87            15.50
  40               0.20             64             1.67              88            16.72
  41               0.21             65             1.86              89            17.97
  42               0.23             66             2.06              90            19.29
  43               0.25             67             2.27              91            20.68
  44               0.27             68             2.50              92            22.22
  45               0.29             69             2.76              93            24.04
  46               0.31             70             3.07              94            26.50
  47               0.34             71             3.40              95            30.21
  48               0.36             72             3.76              96            36.36
  49               0.39             73             4.19              97            47.21
  50               0.43             74             4.67              98            66.21
  51               0.47             75             5.18              99            83.33
  52               0.51             76             5.72             100 +          00.00
  53               0.56             77             6.28

MORTALITY TABLE: Commissioners 1980 Standard Ordinary Smoker or Nonsmoker Mortality Table, Age Last Birthday, Sex Distinct, with interest at the rate of 4% per year.

For a non-standard Premium Rate Class, the above table will be adjusted to reflect any appropriate rating factors and/or any additional charges.

--------------------------------------------------------------------------------

                                       3c

                            POLICY SCHEDULE CONTINUED



                    PERCENTAGE OF POLICY ACCOUNT VALUE TABLE

    Insured's                             Insured's                           Insured's
   Attained Age        Percentage        Attained Age       Percentage       Attained Age      Percentage
        30               509.31%              54             232.44%              78             131.74%
        31               492.51%              55             225.59%              79             129.76%
        32               476.21%              56             219.03%              80             127.89%
        33               460.40%              57             212.76%              81             126.11%
        34               445.10%              58             206.75%              82             124.44%
        35               430.32%              59             201.00%              83             122.88%
        36               416.03%              60             195.49%              84             121.43%
        37               402.23%              61             190.22%              85             120.10%
        38               388.93%              62             185.19%              86             118.87%
        39               376.10%              63             180.40%              87             117.72%
        40               363.75%              64             175.84%              88             116.65%
        41               351.85%              65             171.50%              89             115.62%
        42               340.40%              66             167.37%              90             114.61%
        43               329.38%              67             163.45%              91             113.61%
        44               318.76%              68             159.71%              92             112.58%
        45               308.54%              69             156.15%              93             111.50%
        46               298.70%              70             152.76%              94             110.33%
        47               289.24%              71             149.53%              95             109.06%
        48               280.14%              72             146.48%              96             107.72%
        49               271.37%              73             143.61%              97             106.34%
        50               262.94%              74             140.92%              98             105.03%
        51               254.84%              75             138.40%              99             104.00%
        52               247.06%              76             136.04%             100 +           100.00%
        53               239.59%              77             133.83%





--------------------------------------------------------------------------------
                                       3d

--------------------------------------------------------------------------------

                            POLICY SCHEDULE CONTINUED


POLICY NUMBER:             [  1234567 ]
INSURED:                   [John Doe]

                                                                                                      Extension of
                                                                         Convalescent Care          Convalescent Care
                                                                          Benefits Rider             Benefits Rider
DAILY MAXIMUMS -
Adult Day Care  ....................................................         [$   56.88]              [$    56.88]

Home Health Care   .................................................         [$   56.88]              [$    56.88]
    (Includes Homemaker Services, Hospice Services, Personal Care and
    Respite Care.   Respite Care is limited to a maximum of 21 days per
    calendar year)

Nursing Home .......................................................         [$   56.88]              [$   56.88]
    (Includes Assisted Living, Alternative Care and Bed Reservation.
    Bed Reservation is limited to 30 days per calendar year)

ANNUAL BENEFIT -
    Care Planning Benefit...........................................         [$ 500.00]               [$500.00]

LIFETIME BENEFIT -
    Caregiver Training Benefit......................................         [$ 500.00]

BENEFIT LIMIT -                                                              [$ 41,525.00]            [$ 41,525.00]
********************************************************************************************************
Convalescent Care Benefits Rider Deductible Period..................                                     90 Days

MONTHLY PREMIUM -
Convalescent Care Benefits Rider
    First Monthly
       Premium......................................................                                  [$ .53]
       (Total for all covered Insureds. The Monthly Premium for
       subsequent months will be determined as provided under the rider and will be deducted from the Account Value of the policy each month.)

Extension of Convalescent Care Benefits Rider
    Monthly Premium.................................................                                  [$   1.99]
       (Total for all covered Insureds.  The Monthly Premium is guaranteed not to change and will be deducted from the Account Value of the policy each month.)


  Your Personal Long Term Care Advisor may be reached by calling [XXX-XXX-XXX].



--------------------------------------------------------------------------------
                                       3e

--------------------------------------------------------------------------------
--------------------------------------------------------
PART 1.         GENERAL PROVISIONS
--------------------------------------------------------

DEFINITIONS. In this part, we define some of the words and phrases that we use throughout this policy. We define other words in the provisions where they are used.

"WE", "OUR" and "US", or "THE COMPANY" means First Penn-Pacific Life Insurance Company.

"YOU" or "YOUR" means the Owner of this policy.

"ADMINISTRATIVE OFFICE" is the office where inquiries regarding this policy should be directed. The address is shown on the first page of this policy. This may be the address of a Third Party Administrator that is servicing this policy for us.

"AGE" is the Insured's age shown in the Policy Schedule plus the number of whole years elapsed from the Issue Date.

"DEATH BENEFIT" is the amount payable to the Beneficiary upon death of the Insured. The Death Benefit is described under PART 3 INSURANCE PROVISIONS.

"EXECUTIVE OFFICE" is the corporate office of First Penn-Pacific Life Insurance Company. The address is shown on the first page of this policy.

"FIXED ACCOUNT" is that part of the Policy Account Value to which interest is credited at a rate of not less than the Guaranteed Interest Rate shown in the Policy Schedule (See PART 4 POLICY VALUES PROVISIONS). The Fixed Account is a part of our General Account.

"FUND" is a separate and distinct portfolio of investments held by a Variable Sub-Account. You may allocate Net Premium Payments to a Variable Sub-Account, or transfer amounts from one Variable Sub-Account to another Variable Sub-Account that invests in a different Fund.

"GENERAL ACCOUNT" refers to our general assets other than those allocated to our Separate Accounts.

"GUARANTEED INTEREST RATE" is the minimum rate of interest that we will credit to the Fixed Account. This Guaranteed Interest Rate is shown in the Policy Schedule.

"IN WRITING" means a written form satisfactory to us and received by us at our Administrative Office. With respect to any notice given by us to you, or to any assignee or other person, this term means written notice by ordinary mail to such person at the most recent address shown in our records.

"INDEBTEDNESS" means any policy loan and any interest due on the loan that is unpaid.

"INSURED" means the person so named in the Policy Schedule.

"ISSUE DATE" is the date from which Policy Years, Policy Months, Policy Anniversaries, and Age are determined. The Issue Date is shown in the Policy Schedule.

"LOAN ACCOUNT" is the account established for the amount transferred out of the Fixed and/or Variable Sub-Account(s) as security for outstanding Indebtedness. The Loan Account is a part of our General Account.

"MONTHLY ANNIVERSARY DAY" is the day of the month when we make the Monthly Deduction. This day is the same day of the month as the Issue Date or the next Valuation Day if the day that the policy was issued is not a Valuation Day or is nonexistent for that month.

"MONTHLY DEDUCTION" is a monthly deduction made from the Policy Account Value. This deduction includes the Cost of Insurance, an administrative expense charge and charges for supplemental riders or benefits, if applicable (See PART 4 POLICY VALUES PROVISIONS). The first Monthly Deduction is made as of the Issue Date. Monthly Deductions will be made thereafter on each Monthly Anniversary Day.

"MORTALITY AND EXPENSE RISK (M&E)" is a daily charge assessed by us during each Valuation Period for the assumption of mortality and expense risks. This charge is expressed as a percentage of the value of the Variable Sub-Account(s). The annual

--------------------------------------------------------------------------------
VL-2020AA(01/00)                    Page 4

--------------------------------------------------------------------------------

effective M&E rate is shown in the Policy Schedule.

"NET POLICY ACCOUNT VALUE" is the Policy Account Value less the Loan Account value.

"NET PREMIUM PAYMENT" is a premium payment after deduction of the Premium Expense Charge shown in the Policy Schedule. This is the amount that will be allocated to the Fixed Account and/or the Variable Sub-Account(s).

"1940 ACT"  is the Investment Company Act of 1940, as amended.

"NYSE"  means the New York Stock Exchange.

"POLICY ANNIVERSARY" is the anniversary of the Issue Date or the next Valuation Day if that anniversary day is not a Valuation Day or is nonexistent for that year.

"POLICY ACCOUNT VALUE" is the sum of the: (1) Fixed Account value, (2) Variable Account Value, and (3) Loan Account value of this policy.

"POLICY MONTH"  is a month that starts on the MONTHLY ANNIVERSARY DAY.

"POLICY YEAR" is each 12 month period, beginning on the Policy Anniversary, during which the policy is in force.

"RIGHT-TO-EXAMINE PERIOD"  is described on the first page of this policy.

"SEC" means the Securities and Exchange Commission.

"SPECIFIED AMOUNT" means the Specified Amount shown in the Policy Schedule unless subsequently changed. The Specified Amount is chosen by the Owner and used in determining the amount of the Death Benefit. It may be increased or decreased as described in PART 3 INSURANCE PROVISIONS.

 "SURRENDER VALUE" is the Net Policy Account Value less any Surrender Charges shown in the Policy Schedule.

"VALUATION DAY" is any day on which the NYSE is open for business, except a day during which trading on the NYSE is restricted or a day on which the Securities and Exchange Commission (SEC) determined that an emergency exists or on which the valuation or disposal of securities is not reasonably practicable, as determined under applicable law.

If the NYSE is closed, or trading is restricted due to an emergency as defined by the SEC so that we cannot value the Variable Sub-Account(s), or as otherwise ordered by the SEC, we may postpone all procedures which require valuation of the Variable Sub-Account(s) until valuation is possible. Any provision of this policy which specifies a Valuation Day will be superseded by this emergency procedure.

"VALUATION PERIOD" is a period beginning immediately after the close of regular trading on the NYSE (currently 4:00 p.m. Eastern time) on each Valuation Day and ending at the close of regular trading on the NYSE on the next succeeding Valuation Day.

"VARIABLE ACCOUNT" is a separate account consisting of all Variable Sub-Account(s) invested in shares of the Fund(s). Variable Account assets are separate account assets, the investment performance of which is kept separate from our general assets. Variable Account assets are not chargeable with our general liabilities.

"VARIABLE ACCUMULATION UNIT" is a unit of measure used to calculate the value of a Variable Sub-Account.

"VARIABLE SUB-ACCOUNT(S)" are divisions of the Variable Account.

THE CONTRACT.  The Contract consists of:

-    This policy, including any attached amendments, endorsements and riders;

-    A copy of the original application;

-    Any subsequent application for a change to this policy;

-    Any application for reinstatement of this policy; and

-    The Policy Schedule.

We issued this policy in consideration of the original application and payment of the first premium. All statements made in any application will, in the absence of fraud, be deemed

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VL-2020AA(01/00)                    Page 5

--------------------------------------------------------------------------------

representations and not warranties.

We will not use any statement in an application to void this policy or to deny a claim unless the statement is material and a copy of the application was attached to this policy when issued. We will not use any statement in an application for change or reinstatement to void this policy or to deny a claim unless the statement is material and a copy of the application was attached to this policy when it was changed or reinstated.

POLICY MODIFICATIONS. Only our President, Vice President, or Secretary may agree to modify this policy, and then only in writing.

OWNER.  The Applicant for this policy is the Owner, unless:

- A different person is named as the Owner in the application for this policy; or

-    The Owner is changed in accordance with the CHANGE OF OWNER provision.

The Owner may be someone other than an Insured.

The Owner has all rights and privileges stated in this policy. The rights of the Owner are subject to the rights of any irrevocable Beneficiary.

If the Owner dies before the Insured dies, all rights in this policy will belong to the Contingent Owner, if any, otherwise to the estate of the Owner. Unless changed in accordance to the CHANGE OF OWNER provision, the Contingent Owner, if any, is named in the application for this policy.

CHANGE OF OWNER. You may transfer all of your ownership rights and privileges in this policy to a new owner. You may also designate or change the Contingent Owner. The request for any such designation or change must be in writing in a form that meets our needs. The form must be signed by you and by any irrevocable Beneficiary. The transfer will take effect when recorded by us. Any payment or any action taken by us before the change in ownership is recorded will be without prejudice to us. Unless otherwise provided, a change in ownership will not affect the interest of any Beneficiary.

BENEFICIARY. The Beneficiary is the person to receive the Death Benefit. Unless changed, the Beneficiary is the person who is named as the beneficiary in the application for this policy.

If there are different classes of beneficiaries we may use numbered classes to show priority so that the class with highest priority is called Class 1, the class with next priority is called Class 2, and so on. There may be more than one Beneficiary in a class.

If a Beneficiary dies before the Insured dies, all interest of such deceased Beneficiary will end and be transferred to any remaining Beneficiaries in his or her class. If there are no other beneficiaries in his or her class, then the interest of the deceased Beneficiary will be transferred to the next lower priority class of beneficiaries, and so on. If there are no other beneficiaries in any beneficiary class, the interest of the deceased Beneficiary will be transferred to you.

CHANGE OF BENEFICIARY. You may change the Beneficiary from time to time. The request for the change must be in writing in a form that meets our needs. The form must be signed by you and by any irrevocable Beneficiary.

A change of Beneficiary will not take effect until it is recorded in writing by us. After it has been recorded, it will take effect as of the date the request was signed, whether or not the Insured is then still alive. Any payment or any action taken or allowed by us before the change of Beneficiary is recorded will be made without prejudice to us.

SUICIDE. If the Insured commits suicide, while sane or insane, within 2 years from the Issue Date, our total liability will be the premiums paid prior to death, less any debt and any prior Partial Withdrawals and less the costs of any riders.

If the Insured commits suicide, while sane or insane, within 2 years from the effective date of any increase in insurance or any reinstatement, our total liability with respect to such increase will be its costs and with respect to a reinstatement will be the premiums paid since the reinstatement.

MISSTATEMENT OF AGE OR SEX. If the Insured's stated age or sex or both are not correct, we will adjust the Proceeds to be paid to reflect the correct information. The Death Benefit will be the amount that would have been purchased by the most recent Cost of Insurance at the correct age and sex. The Cost of Insurance is described in PART 5 CREDITS

--------------------------------------------------------------------------------
VL-2020AA(01/00)                    Page 6

--------------------------------------------------------------------------------


AND DEDUCTIONS.

If the misstatement is discovered prior to the death of the Insured, we will base future calculations of the Policy Account, the Surrender Value, premiums and the death benefit factors on the correct information.

INCONTESTABILITY. This policy will be incontestable after it has been in force, during the lifetime of the Insured, for 2 years.

Any increase in coverage that takes effect after the Issue Date or any reinstatement shall be incontestable only after such increase or reinstatement has been in force, during the lifetime of the Insured, for 2 years from its effective date.

A contest of an increase in Specified Amount or a reinstatement will be based on material misrepresentations in the application for such increase or reinstatement.

ASSIGNMENT. We will not honor any assignment unless we receive it, or a copy of it, at our Administrative Office. We shall not assume the responsibility of determining that the assignment is valid or sufficient.

This policy may not be assigned to another insurance company or to any employee benefit plan without our consent. This policy may not be assigned if such assignment would violate any Federal, state or local law or regulation prohibiting sex distinct rates for insurance.

The interest of any Beneficiary will be subject to the rights of any Assignee on record.

ELECTIONS, DESIGNATIONS, CHANGES AND REQUESTS. All elections, designations, changes and requests must be in writing and will become effective only after we have approved them. We reserve the right to require the policy to be returned to our Administrative Office for the endorsement of any change.

ANNUAL REPORT.  We will send you a report at least once a year.  It will show:

-    The current Death Benefit;

-    The current Fixed Account value;

-    The current Policy Account Value;

-    The current Variable Account Value;

-    The current Loan Account value;

-    The current Variable Sub-Account(s) values;

-    The premium payments made since the last report;

-    The withdrawals made since the last report;

-    The policy loans and accrued interest;

-    The current Surrender Value;

-    The current premium allocation; and

- The kind and amounts of the credits to, and the deductions from, the Policy Account since the last report.

The report will also include any other data that may be currently required by the state where this policy was delivered.

NONPARTICIPATING. This policy does not share in any distribution of surplus. No dividends are payable.

TERMINATION. All coverage under this policy will terminate at the earliest of the following dates or events:

-    You request that the coverage terminate;

-    The Insured dies;

-    The grace period ends; or

-    The policy is surrendered.


--------------------------------------------------------
PART 2.          PREMIUM PROVISIONS
--------------------------------------------------------

PAYMENT OF PREMIUMS. The Initial Premium is due on the Issue Date and is payable in advance. The Initial Premium must be paid at our Administrative Office or to one of our authorized representatives. If paid to an authorized representative it must be paid in exchange for a receipt signed by the representative.

This policy will not take effect until it has been delivered to you and the Initial Premium has been received by us at our Administrative Office while the Insured is alive and prior to any change in his or her health as shown in the application.


--------------------------------------------------------------------------------
VL-2020AA(01/00)                    Page 7

--------------------------------------------------------------------------------

All subsequent Planned Periodic Premiums, if any, are payable at our Administrative Office. The amount and the frequency of any Planned Periodic Premium payments are shown in the Policy Schedule. We will send you a receipt upon request.

We will also send premium payment reminder notices to you upon written request. Notices may be sent annually, semi-annually or quarterly. Monthly premium payments may only be made under our special premium payment plan.

PREMIUM PAYMENT CHANGES. You may change the frequency or the amount of the Planned Periodic Premium payments. We reserve the right to limit the frequency of the payments and the amount of any increase.

You may send us additional premium payments at any time during the continuance of this policy. We reserve the right to limit the number and the amount of the additional premium payments.

GRACE PERIOD. This policy will enter the Grace Period if at the beginning of the Policy Month:

-    The Loan Account value of this policy is greater than the Surrender Value;
     or

-    The Surrender Value is less than the Monthly Deduction for that Policy
     Month.

If either occurs, this policy will enter the 61 day Grace Period. We will then mail you, and any Assignee shown in our records, a notice stating the amount we will need to keep this policy in force. The notice will be mailed at least 30 days before the end of the Grace Period. This policy will remain in force during this period. If the premium is not paid by the end of the 61 day Grace Period, this policy will terminate as of the date that the Surrender Value becomes totally exhausted.

CONTINUATION OF INSURANCE.  This policy will stay in force:

- If the Surrender Value is sufficient to cover the Monthly Deduction each month; and

-    If it has not lapsed as described in the GRACE PERIOD provision.

REINSTATEMENT. If this policy lapses as described in the GRACE PERIOD provision, you may reinstate it. To reinstate this policy, you must send the following to our Administrative Office within 5 years after the date of lapse:

- Evidence of insurability, acceptable to us, that the Insured is insurable in the same Premium Class that was applicable on the date of lapse; and

- Payment of the premium that was due and unpaid on the date of lapse plus an amount that is sufficient to keep this policy from entering a Grace Period for at least 2 months.

The effective date of the reinstatement will be the Monthly Anniversary Day that falls on, or next follows, the date that we approve the reinstatement.

The Policy Account Value on the date of reinstatement will be the amount provided by the premium paid at reinstatement.

The Surrender Charge on the date of reinstatement will be an amount not greater than the Surrender Charge on the date of termination. The Owner will be notified of the Surrender Charges to be applicable upon reinstatement.


--------------------------------------------------------
PART 3.         INSURANCE PROVISIONS
--------------------------------------------------------

PROCEEDS. Proceeds means the amount payable: (1) on the surrender of this policy; or (2) at the death of the Insured.

The Proceeds payable at the death of the Insured will be the policy Death Benefit, less any debt. The Proceeds payable on the death of any person insured by rider will be as provided in the rider.

If this policy is surrendered the Proceeds shall be the Surrender Value.

The Proceeds payable are subject to the MISSTATEMENT OF AGE OR SEX, INCONTESTABILITY and SUICIDE provisions.

PROCEEDS PAYABLE AT DEATH. The Proceeds payable at death shall be the Death Benefit; described below, less:

-    The Loan Account value, if any, on the date of death; and

-    The unpaid interest, if any, on any Policy Loan

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     to the end of the Policy Month of death.

If this policy is in the Grace Period, the Monthly Deduction needed to keep this policy in force until the end of the Policy Month of death will be deducted from the Proceeds.

Any premiums received after we have taken the Monthly Deductions for the Policy Month of death will be refunded with the Proceeds.

INTEREST ON DEATH PROCEEDS. If the Proceeds payable at death are not paid or applied under a Settlement Option within 30 days after the receipt of the due proof of death, we will pay interest on the Proceeds at the rate of 3-1/2% per year or at the rate required by law, whichever is greater.

DEATH BENEFIT. The Death Benefit is equal to the greater of:

-    The Specified Amount as of the date of death; or

-    The Minimum Death Benefit.

MINIMUM DEATH BENEFIT. The Minimum Death Benefit is equal to a percentage of the Policy Account Value. This percentage is shown in the Percentage of Policy Account Value Table and is based upon the Insured's age on the date of death. The Percentage of Policy Account Value Table is shown in the Policy Schedule.

CHANGES IN THE SPECIFIED AMOUNT. You may request a change in the Specified Amount. Your request must be in writing and will be subject to our approval. No change will be allowed if:

-    The Insured is not living on the effective date of the change; or

-    This policy is in the Grace Period.

The changes are subject to the following provisions.

1. INCREASES IN THE SPECIFIED AMOUNT. To increase the Specified Amount, you must provide us with evidence of the Insured's insurability, satisfactory to us.

     The increase will take effect on the Monthly Anniversary Day that falls on, or next follows, the date of our approval. We will notify you when the change has been made.

2. DECREASES IN THE SPECIFIED AMOUNT. A decrease will be applied in the following order:

     -    First, to reduce the amount provided by the most recent increase;

     -    Next, to reduce the next most recent increases successively; and

     -    Finally, to reduce the initial Specified Amount.

     The Specified Amount after the decrease cannot be less than the Minimum Specified Amount shown in the Policy Schedule.

     The decrease will take effect on the Monthly Anniversary Day that falls on, or next follows, the date of our approval. We will notify you when changes have been made.


--------------------------------------------------------
PART 4.         POLICY ACCOUNT VALUE
--------------------------------------------------------

POLICY ACCOUNT VALUE. The Policy Account Value, at any point in time, equals the sum of:

-    The Fixed Account value;

-    The Variable Account Value; and

-    The Loan Account value.

The Policy Account Value reflects: (a) Net Premium payments credited, (b) Any Partial Withdrawals and withdrawal charges, (c) any increases or decreases in the Variable Sub-Account(s), (d) interest credited to the Fixed Account, (e) interest credited to the Loan Account, and (f) all expenses and fees specified in this policy.

FIXED ACCOUNT. The Fixed Account refers to the policy value to which interest is credited at a rate not less than the Guaranteed Interest Rate shown in the Policy Schedule. The Fixed Account value, at any one point in time, is equal to:

-    The Net Premiums allocated to the Fixed Account; plus

- The amounts (net of any charges), if any, transferred into the Fixed Account; plus

-    The interest credited to the Fixed Account; less

-    The portion of the Monthly Deductions deducted from the Fixed Account; less


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-    Any Partial Withdrawals, including withdrawal charges, or transfers from the Fixed Account.

INTEREST CREDITED TO FIXED ACCOUNT. We will credit interest to the Fixed Account daily. The interest will be at a rate which is the greater of:

- A compounded daily equivalent of the Guaranteed Interest Rate shown in the Policy Schedule; or

- A different interest rate determined by us from time to time. We will determine this rate on a prospective basis.

LOAN ACCOUNT. The Loan Account is an account established for amounts transferred out of the Fixed Account and/or the Variable Sub-Account(s) as security for outstanding Indebtedness. The Loan Account is a part of our General Account. (See PART 7 POLICY LOAN PROVISIONS).

INTEREST RATE CREDITED TO LOAN ACCOUNT. We will credit interest to the Loan Account daily. The annual equivalents of the daily interest rates credited to the Loan Account for amounts attributed to Regular Loans and Preferred Loans are shown in the Policy Schedule.

VARIABLE ACCOUNT. The variable benefits of this policy are provided through the Variable Account. The Variable Account is registered with the SEC as a unit investment trust under the 1940 ACT.

VARIABLE SUB-ACCOUNT(S). The assets of the Variable Account are divided among Variable Sub-Account(s) that are listed in the current Prospectus that you have received. Each Variable Sub-Account invests exclusively in shares of a corresponding Fund. Any income, dividends, and gains distributed from the shares of the Fund will be reinvested in additional shares of that Fund at its Net Asset Value per Share.

VARIABLE ACCOUNT VALUE. The Variable Account Value of this policy, if any, for any Valuation Period, is equal to the sum of your interest in all Variable Sub-Account(s). The value of your interest in each Variable Sub-Account is determined by multiplying the number of Variable Accumulation Units, if any, credited or debited to this policy by the Variable Accumulation Unit Value of the particular Variable Sub-Account for such Valuation Period. The Variable Accumulation Unit Value may increase or decrease from Valuation Period to Valuation Period.

VALUATION OF ASSETS. Assets of Funds held by each Variable Sub-Account will be valued at their Net Asset Value per Share on each Valuation Date. The Prospectus that you have received describes each Fund and the Net Asset Value per Share of the Fund.

VARIABLE ACCUMULATION UNIT VALUE. Premium payments or portions thereof, allocated to each Variable Sub-Account, and the amounts transferred to each Variable Sub-Account are converted into Variable Accumulation Units. The Variable Accumulation Unit Value for each Variable Sub-Account, for any Valuation Period, is determined by dividing the number of Variable Accumulation Units for that Variable Sub-Account at the beginning of the Valuation Period by the results of (a) minus (b), where:

(a) is the total value of Fund shares owned by the Variable Sub-Account. We will calculate this value by multiplying the number of Fund shares owned by the Variable Sub-Account, at the beginning of the Valuation Period, by the Net Asset Value per Share of the Fund, at the end of the Valuation Period, and then adding to this result any dividend or other distribution of the Fund earned during the Valuation Period; and

(b) is the total liability of the Variable Sub-Account at the end of the Valuation Period. Such liabilities include daily charges imposed on the Variable Sub-Account, including any charges or credits for taxes that we paid or reserved, for the operation of the Variable Sub-Account.

The daily charges imposed on a Variable Sub-Account for any Valuation Period are equal to the daily M&E charge multiplied by the number of calendar days in the Valuation Period. The M&E charge is determined by multiplying the M&E rate shown in the Policy Schedule by the Variable Sub-Account Value. The annual effective M&E rate is shown in the Policy Schedule.


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The portion of the assets of the Variable Account equal to the reserves and other contract liabilities of the Variable Account are not chargeable with the liabilities arising out of any other business we may conduct. We have the right to transfer to our General Account any assets of the Variable Account that are in excess of such reserves and other liabilities. The Assets of the Variable Account are available to cover the liabilities of our General Account only to the extent that the assets of the Variable Account exceed the liabilities of the Variable Account arising under policies supported by the Variable Account.

TRANSFER PRIVILEGE. At any time while this policy is in force, other than during the Right-to-Examine Period, you may transfer amounts among the Fixed Account and the Variable Sub-Account(s) then available under this policy. All such transfers are subject to the following provisions:

- The transfer request must be in writing, unless telephone transfers have been previously authorized in writing.

- Transfer requests will be processed effective at the close of the Valuation Period during which they are received at our Administrative Office.
We will not be liable for (a) any action taken in good faith pursuant to transfer instructions given to us, or (b) the authenticity of such instructions. A single transfer request, either in writing or by telephone, may consist of multiple transactions.

Transfers are subject to a Transfer Fee that is described below. Transfers to the Fixed Account will earn interest as specified in the INTEREST CREDITED TO FIXED ACCOUNT provision. Transfers involving Variable Sub-Account(s) will reflect the purchase or cancellation of Variable Accumulation Units having an aggregate value equal to the dollar amount being transferred to or from a particular Variable Sub-Account. The purchase or cancellation of such units will be made using Variable Accumulation Unit Values of the applicable Variable Sub-Account for the Valuation Period during which the transfer is made.

Unless otherwise changed by us to be less restrictive, transfers will be subject to the following conditions: (a) You may request up to 12 transfers during any Policy Year without charge, however, for each transfer request in excess of 12, a Transfer Fee shown in the Policy Schedule may be deducted on a pro-rata basis from the Fixed Account and/or Variable Sub-Account(s) from which the transfer is being made; (b) The transfer from the Fixed Account to the Variable Account will be subject to the Transfer Limitations from the Fixed Account shown in the Policy Schedule; (c) The amount being transferred may not be less than $100 unless the entire value of the Fixed Account or the Variable Sub-Account is being transferred; (d) Transfers between Variable Sub-Accounts or from a Variable Sub-Account to the Fixed Account can be made at any time before the Insured reaches age 100; (e) Transfers involving Variable Sub-Account(s) will be subject to such additional terms and conditions as may be imposed by the Funds; and (f) Any value remaining in the Fixed Account or a Variable Sub-Account following a transfer may not be less than $100.

We reserve the right, at any time and without notice to any party, to terminate, suspend, or modify any of these transfer rights if they are exercised by a market timing firm or by any other third party authorized to initiate transfer transactions on behalf of multiple participants. In exercising this right, we may, among other things, refuse to accept transfer instructions from: (a) any firm or party acting under a power of attorney on behalf of more than one policy owner; or (b) any policy owner, who has executed a preauthorized transfer form, that is being submitted at the same time by a market timing firm or other third party on behalf of one or more policy owner. We shall not impose these restrictions unless the transfers could act to the disadvantage, or potentially impair the contract rights, of other owners of policies, in the class of policies, to which this policy belongs.

TRANSFER AT AGE 100. Unless you and we agree otherwise, if the Insured reaches age 100 and this policy is in force:

- We will transfer the entire Variable Account Value, if any, to the Fixed Account on the next Monthly Anniversary Day; and

- We will continue to credit interest to the Fixed Account as described above.

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--------------------------------------------------------------------------------

This policy will then continue in force, subject to all of the provisions of this policy, until it is surrendered or until the Death Benefit Proceeds become payable.

CHANGES TO VARIABLE ACCOUNT(S).  When permitted by law, we may:

-    Create new Variable Account(s);

-    Combine Variable Account(s);

- Add new Sub-Account(s), combine existing Sub-Account(s) or remove existing Sub-Account(s) from the Variable Account;

- Make new Sub-Account(s) or make other Sub-Account(s) available to such classes of policies as we may determine;

-    Substitute a different Fund for an existing Fund;

- Deregister the Variable Account under the 1940 ACT if such registration is no longer required;

- Operate the Variable Account as a management investment company, or under any other form permitted by law, instead of a unit investment trust under the 1940 ACT; and

- Make any changes to the Variable Account or its operations as may be required by the 1940 ACT or other applicable law or regulation.

We will not make any of the above changes without the approval of the SEC and/or the State Insurance Department of the state in which this policy was delivered, if such approval is required by law.

The values and benefits of this policy provided by the Variable Account depend on the investment performance of the Funds in which your selected Variable Sub-Account(s) are invested. We do not guarantee the investment performance of the Variable Sub-Account(s) or Funds. You bear the full investment risk for the Net Premiums allocated or Policy Account Values transferred to the Variable Sub-Account(s).


--------------------------------------------------------
PART 5.         CREDITS AND DEDUCTIONS
--------------------------------------------------------

NET PREMIUMS. A Net Premium is the premium paid, less the Premium Expense Charge shown on the Policy Schedule.

We will credit all Net Premiums received before the Allocation Date to the Money Market Sub-Account. On the Allocation Date, we will transfer the funds from the Money Market Sub-Account to the Fixed Account and/or the Variable Sub-Account(s) in accordance with your instructions specified in the application.

The Allocation Date will occur no later than 10 days after the end of the 30 day Right to Examine Period. We may delay the Allocation Date if there are any outstanding issue requirements, that have not been met, that prevent us from placing this policy in force.

We will credit all Net Premiums received after the Allocation Date in accordance with your instructions specified in the application, unless we receive different instructions from you, in writing, prior to crediting the premium. (See PART 4 POLICY VALUE PROVISIONS)

MONTHLY DEDUCTION. On each Monthly Anniversary Day, we will deduct a Monthly Deduction from the Policy Account Value. The Monthly Deduction will be withdrawn from the Fixed Account and/or the Variable Sub-Account(s) in the proportion that the balances invested in such Fixed Account and/or Variable Sub-Account(s) bear to the Policy Account Value as of the date on which the deduction is made, unless otherwise agreed upon in writing between you and us. The Monthly Deduction for each Policy Month will be:

- The Cost of Insurance for this policy and any optional benefit riders attached to this policy, and

-    The Monthly Expense Charge shown in the Policy Schedule.

TAXES: At the present time, local, state and federal tax liabilities attributable to the operations of the


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Fixed Account or Variable Account(s) are not significant. Accordingly we currently do not impose a separate charge for them. If, however, these tax liabilities increase, we may impose a charge for those tax liabilities attributable to the Fixed Account or the Variable Account(s).

COST OF INSURANCE. The Cost of Insurance is determined monthly. Such cost is calculated as (a), multiplied by the result of (b) minus (c), where:

(a) is the Cost of Insurance Rate as described in the COST OF INSURANCE RATES provision,

(b) is the Death Benefit at the beginning of the policy month, divided by 1.0032737, and

(c) is the Policy Account Value at the beginning of the policy month prior to the deduction for the monthly Cost of Insurance.

COST OF INSURANCE RATES. We will determine the current monthly Cost of Insurance Rates, but the rates will never be more than the rates shown in the Table of Guaranteed Maximum Cost of Insurance Rates. The rates will be based upon the Insured's age, sex and premium rate class. For the Specified Amount at issue, the premium rate class is shown in the Policy Schedule. For each increase in the Specified Amount, the premium rate class applicable to the increase will apply. The premium rate class applicable to the most recent increase will apply to any increase in Death Benefit that is a result of the application of the MINIMUM DEATH BENEFIT provision.

We may change the Cost of Insurance Rates from time to time but they will never be more than the rates shown in the Table of Guaranteed Maximum Cost of Insurance Rates. Any change will be made on a uniform basis for all Insureds of the same age, sex and premium rate class.

BASIS OF COMPUTATION. The Cost of Insurance Rates are based on the 1980 Commissioners Standard Ordinary Male Smokers and Nonsmokers Mortality Table (Age Last Birthday) or on the 1980 Commissioners Standard Ordinary Female Smokers and Nonsmokers Mortality Table (Age Last Birthday).

All policy values are at least equal to that required by the jurisdiction in which this policy is delivered. Where required, a detailed statement of the method of computing values has been filed with the insurance supervisory official of that jurisdiction.


--------------------------------------------------------
PART 6.         PARTIAL WITHDRAWALS AND SURRENDER
--------------------------------------------------------

PARTIAL WITHDRAWAL. You may withdraw part of the Policy Account Value on any Valuation Day, during the lifetime of the Insured, and while this policy is in force. A Partial Withdrawal must be requested in writing, unless telephone Partial Withdrawals have been previously authorized in writing.

The Policy Account Value and the Specified Amount will be reduced by the amount of the Partial Withdrawal. A Partial Withdrawal Charge will be deducted from each Partial Withdrawal. The Partial Withdrawal Charge is shown on the Policy Schedule.

A Partial Withdrawal may not be made:

-    If the amount is less than $500.00;

-    If it would reduce the Policy Account Value below $500.00; or

- If it would cause the Specified Amount to decline below the Minimum Specified Amount shown in the Policy Schedule.

The amount of the Partial Withdrawal and the Partial Withdrawal Charge will be withdrawn from the Fixed Account and/or Variable Sub-Account(s) in proportion to the balances invested in such accounts. Any withdrawal from a Variable Sub-Account will result in the cancellation of Variable Accumulation Units which have an aggregate value on the date of the surrender equal to the total amount by which the Variable Sub-Account is reduced. The cancellation of such units will be based on the Variable Accumulation Unit Value of the Variable Sub-Account determined at the close of the Valuation Period during which the withdrawal is made.

When a Partial Withdrawal Charge is deducted, the Surrender Charges then in effect will be reduced by a proportion equal to (a) divided by (b), where:

(a)  is the Partial Withdrawal Charge levied; and

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(b)  is the Surrender Charge then in effect for the applicable policy year.

We will pay Partial Withdrawals from Variable Sub-Account(s) within 7 days after our receipt of your request. However, we may defer our payment under certain circumstances as described in "VALUATION DAY" on page 5. Additionally, we reserve the right to defer payments from the Fixed Account for the period permitted by law, but not for more than 6 months.

SURRENDER. You may surrender this policy for its Surrender Value on any Valuation Day, during the lifetime of the Insured, and while this policy is in force. The surrender will take effect on the business day we receive the request for the surrender, in writing, together with the policy.

We will pay Surrender Value from Variable Sub-Account(s) within 7 days after our receipt of your request. However, we may defer our payment under certain circumstances as described in "VALUATION DAY" on page 5. Additionally, we reserve the right to defer payments from the Fixed Account for the period permitted by law, but not for more than 6 months.

SURRENDER VALUE. The Surrender Value will be the Net Policy Account Value less any Surrender Charges shown in the Policy Schedule.

We will pay the Surrender Value in a lump sum or as provided under PART 8 SETTLEMENT OPTIONS.


--------------------------------------------------------
PART 7.         POLICY LOAN PROVISIONS
--------------------------------------------------------

GENERAL.  We will grant a loan if this policy has a Surrender Value provided:

-    a written loan agreement is executed; and

-    a satisfactory assignment of the policy is made to us.

This policy will be the sole security for the loan. The amount of the loan with interest may not exceed the Surrender Value as of the date of the policy loan. We reserve the right to postpone loans from Variable Sub-Account(s), except to pay premiums to us, for up to 7 days. However, we may defer our payment under certain circumstances as described in "VALUATION DAY" on page 5. Additionally, we reserve the right to postpone loans from the Fixed Account, for the period permitted by law, but not for more than 6 months.

The minimum loan amount is $500. We reserve the right to modify this amount in the future. We will withdraw the amount of any loan from the Fixed Account and/or Variable Sub-Account(s) in the proportion that the value of each such account bears to the Net Policy Account Value, unless you instruct us otherwise in writing. We will transfer an amount equal to the loan amount into the Loan Account which is described in PART 4 POLICY VALUE PROVISIONS.

We will charge daily interest on the loan at the rate shown in the Policy Schedule. The interest will be due at the end of each Policy Month. Any interest due and not paid will be added to your total Indebtedness and will bear interest in the same manner as the loan. In addition, if you do not pay the loan interest when due, on the first Valuation Day of the next Policy Month we will transfer to the Loan Account an amount equal to the difference between your total Indebtedness and your Loan Account Value. We will take these transfers pro rata from the Fixed Account and/or the Variable Sub-Account(s).

REGULAR LOAN. Until this policy is eligible for a Preferred Loan, any Indebtedness will be treated as a Regular Loan. On Regular Loans, we will charge daily interest at the Regular Loan Interest Rate shown in the Policy Schedule.

PREFERRED LOAN. After this policy becomes eligible for a Preferred Loan, any Indebtedness, up to the maximum amount available for Preferred Loans, will be treated as a Preferred Loan. On a Preferred Loan, we will charge daily interest at the Preferred Loan Rate shown in the Policy Schedule.

The maximum amount available for Preferred Loans during any Policy Year is the policy gain on the immediately preceding Monthly Anniversary Day. The policy gain is the Policy Account Value minus the premiums paid for this policy. Any loan amount in excess of this policy gain will be treated as a Regular Loan subject to the interest charged on Regular Loan. A Preferred Loan will reduce the

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amount available as a Regular Loan.

LOAN REPAYMENT. The loan may be repaid at any time during the lifetime of the Insured; however, the minimum loan repayment is $100 or the balance of the outstanding loan, if less. Any loan repayment will reduce the Loan Account value by the amount of such repayment. Such repayment, other than an interest repayment, will be allocated to the Fixed Account and/or Variable Sub-Account(s) in the same proportion in which Net Premium Payments are currently allocated, unless the Owner and we agree otherwise in writing.

IMPACT OF LOAN ON POLICY. A policy loan, whether or not repaid, will have a permanent effect on the Policy Account Value and on the Proceeds payable under this policy at time of settlement. The amount transferred from the Variable Sub-Account(s) as a result of a loan does not participate in the investment experience of the Variable Sub-Account(s). Any policy loan will reduce the Proceeds payable under this policy at time of settlement. A policy loan reduces the current Net Policy Account Value while repayment of a loan will cause an increase in the current Net Policy Account Value.


--------------------------------------------------------
PART 8.         SETTLEMENT OPTIONS
--------------------------------------------------------

PAYEE DEFINED. In this part, the word "PAYEE" means a person who has a right to receive the Proceeds of this policy. Such a person may be an Insured, the Owner or a Beneficiary.

CHOOSING AN OPTION. A Payee may choose an option for any of the Proceeds that become payable to him or her in one sum.


In some cases, a Payee will need our consent to choose an option. We describe these cases under the CONDITIONS provision.

OPTIONS DESCRIBED. Here are the options we offer. We may also consent to other arrangements.

OPTION A - PAYMENTS FOR A FIXED NUMBER OF YEARS. We will pay the Proceeds in equal monthly payments for the number of months chosen. The amount of the monthly payments will be determined from the Option A Table.

The Option A Table is based on a guaranteed interest rate of 4% per year compounded annually.

OPTION B - LIFE INCOME WITH A GUARANTEED MINIMUM PAYMENT PERIOD. We will pay the Proceeds in equal monthly payments for as long as the Payee lives. If the Payee dies before we pay the Guaranteed Minimum Payment, we will continue to pay the monthly payment until the Guaranteed Minimum Payment has been paid. The Guaranteed Minimum Payment and the amount of each payment will be determined from the Option B Table and will be based on the Payee's age and sex.

The age shown in the Option B Table will be the Payee's age, last birthday, on the date of the first payment. The Option B Table is based on a guaranteed interest rate of 4% per year compounded annually.

OPTION C - PROCEEDS LEFT ON DEPOSIT. We will retain the Proceeds on deposit while the Payee is alive. We will pay interest on this deposit at a rate of not less than 4% per year compounded annually.

OPTION D - PAYMENTS OF FIXED AMOUNT UNTIL PROCEEDS ARE EXHAUSTED. We will pay the Proceeds in equal payments until the Proceeds and interest are exhausted. The payment amounts must be at least $ 120 per year per $ 1,000 of Proceeds retained. Interest will be payable at a rate of not less than 4% per year compounded annually.

ADDITIONAL OPTIONS. The Proceeds may be applied under any other Settlement Option which may be agreed upon between the Payee and us.

FIRST PAYMENT DUE DATE. Unless a different date is stated when the option is chosen:

- the first interest payment for Option C will be due at the end of the chosen payment interval; and

- the first payment for any of the other options will be due on the date the option takes effect.

EXCESS INTEREST. We may, from time to time, pay or credit interest, in excess to the interest guaranteed under the Settlement Options. The amount of the excess interest, if any, will be determined by us.

PROOF PAYEE IS ALIVE. We shall have the right to require satisfactory proof that the Payee is alive prior to making any payment. In this case, the

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--------------------------------------------------------------------------------

payment will not be due until we receive the required proof.

PROOF OF AGE. We shall have the right to require satisfactory proof of the Payee's age prior to making any payment which is based upon the Payee's age.

DEATH OF PAYEE. Unless otherwise provided in the election of the Settlement Option or by subsequent change, upon receipt of proof of the Payee's death, we will pay to the Payee's estate, in one sum:

- the commuted value of any remaining unpaid payments under Options A or B. (The commuted value will be based upon yearly interest of 4% compounded annually); or

- any unpaid balance left with us under Options C or D, plus any unpaid interest.

CONDITIONS. Under any of these conditions, our consent is needed for the Payee to choose or change an option:

-    The Payee is not a natural person who will be paid in his or her own right;

-    The Payee is an Assignee;

-    The amount to be held for the Payee under Option C is less than $ 2,500; or

-    Each payment to the Payee under the option would be less than $50.


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--------------------------------------------------------------------------------


                         SETTLEMENT OPTIONS (CONTINUED)
                                    FOR MALES
              AMOUNT OF PAYMENT FOR EACH $1,000 OF PROCEEDS APPLIED

-----------------------------------------------------------------------------------------------------------------------------
       OPTION A TABLE                                                  OPTION B TABLE
-----------------------------------------------------------------------------------------------------------------------------
                                                                 AMOUNT OF MONTHLY PAYMENTS
                                                                 PAYABLE FOR LIFETIME WITH
                                                                 GUARANTEED MINIMUM PAYMENT
                  AMOUNT OF    ----------- ----------- ----------- ----------- ----------- ----------- ---------- ------------
  NUMBER OF        MONTHLY       Payee's      120          180         240       Payee's       120        180          240
YEARS PAYABLE      PAYMENT         Age       Months      Months       Months       Age        Months     Months       Months
-------------- --------------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ------------
      1            $84.84          10*        $3.58      $3.58       $3.58         50        $5.05       $4.94      $4.81
      2             43.25          11          3.60       3.59        3.59         51         5.12        5.01       4.86
      3             29.40          12          3.61       3.61        3.60         52         5.21        5.08       4.92
      4             22.47          13          3.62       3.62        3.62         53         5.29        5.16       4.98
      5             18.32          14          3.64       3.64        3.63         54         5.38        5.23       5.03

      6             15.56          15          3.65       3.65        3.65         55         5.48        5.31       5.09
      7             13.59          16          3.67       3.67        3.66         56         5.58        5.39       5.15
      8             12.12          17          3.69       3.68        3.68         57         5.68        5.47       5.21
      9             10.97          18          3.71       3.70        3.70         58         5.79        5.56       5.27
     10             10.06          19          3.72       3.72        3.71         59         5.90        5.64       5.33

     11              9.31          20          3.74       3.74        3.73         60         6.02        5.73       5.39
     12              8.69          21          3.76       3.76        3.75         61         6.14        5.83       5.45
     13              8.17          22          3.78       3.78        3.77         62         6.27        5.92       5.50
     14              7.72          23          3.81       3.80        3.79         63         6.41        6.01       5.56
     15              7.34          24          3.83       3.82        3.82         64         6.55        6.11       5.61

     16              7.00          25          3.85       3.85        3.84         65         6.70        6.21       5.66
     17              6.71          26          3.88       3.87        3.86         66         6.85        6.30       5.71
     18              6.44          27          3.91       3.90        3.89         67         7.01        6.40       5.75
     19              6.21          28          3.93       3.93        3.91         68         7.17        6.49       5.79
     20              6.00          29          3.96       3.96        3.94         69         7.34        6.58       5.83

     21              5.81          30          3.99       3.99        3.97         70         7.51        6.67       5.87
     22              5.64          31          4.03       4.02        4.00         71         7.69        6.76       5.89
     23              5.49          32          4.06       4.05        4.03         72         7.87        6.84       5.92
     24              5.35          33          4.10       4.08        4.06         73         8.05        6.91       5.94
     25              5.22          34          4.13       4.12        4.10         74         8.23        6.98       5.96

                                   35          4.17       4.16        4.13         75         8.41        7.05       5.97
                                   36          4.22       4.20        4.17         76         8.58        7.11       5.98
                                   37          4.26       4.24        4.20         77         8.76        7.16       5.99
                                   38          4.31       4.28        4.24         78         8.92        7.20       5.99
                                   39          4.35       4.33        4.28         79         9.08        7.23       6.00

                                   40          4.40       4.37        4.32         80         9.23        7.26       6.00
                                   41          4.46       4.42        4.37         81         9.37        7.28       6.00
                                   42          4.51       4.47        4.41         82         9.50        7.30       6.00
                                   43          4.57       4.52        4.46         83         9.62        7.31       6.00
                                   44          4.63       4.58        4.50         84#        9.72        7.32       6.00

                                   45          4.69       4.63        4.55
                                   46          4.76       4.69        4.60
                                   47          4.83       4.75        4.65
                                   48          4.90       4.81        4.70
                                   49          4.97       4.88        4.75
-------------- --------------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ------------

* Ages 10 and Under                                         # Ages 84 and over.

--------------------------------------------------------------------------------
VL-2020AA(01/00)                    Page 17

--------------------------------------------------------------------------------

                                   FOR FEMALES
              AMOUNT OF PAYMENT FOR EACH $1,000 OF PROCEEDS APPLIED

-----------------------------------------------------------------------------------------------------------------------------
       OPTION A TABLE                                                  OPTION B TABLE
-----------------------------------------------------------------------------------------------------------------------------
                                                                 AMOUNT OF MONTHLY PAYMENTS
                                                                 PAYABLE FOR LIFETIME WITH
                                                                 GUARANTEED MINIMUM PAYMENT
                  AMOUNT OF    ----------- ----------- ----------- ----------- ----------- ----------- ---------- ------------
  NUMBER OF        MONTHLY       Payee's       120         180         240       Payee's       120        180          240
YEARS PAYABLE      PAYMENT         Age        Months      Months      Months       Age        Months     Months       Months
-------------- --------------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ------------
      1           $84.84           10*       $3.51       $3.51       $3.51         50        $4.65       $4.61      $4.55
      2            43.25           11         3.52        3.52        3.52         51         4.72        4.67       4.60
      3            29.40           12         3.53        3.53        3.53         52         4.79        4.74       4.66
      4            22.47           13         3.54        3.54        3.54         53         4.87        4.80       4.72
      5            18.32           14         3.55        3.55        3.55         54         4.94        4.87       4.78

      6            15.56           15         3.57        3.57        3.56         55         5.03        4.95       4.84
      7            13.59           16         3.58        3.58        3.58         56         5.11        5.02       4.90
      8            12.12           17         3.59        3.59        3.59         57         5.20        5.10       4.97
      9            10.97           18         3.61        3.60        3.60         58         5.30        5.19       5.03
     10            10.06           19         3.62        3.62        3.62         59         5.40        5.28       5.10

     11             9.31           20         3.64        3.63        3.63         60         5.51        5.37       5.17
     12             8.69           21         3.65        3.65        3.65         61         5.62        5.46       5.24
     13             8.17           22         3.67        3.67        3.66         62         5.74        5.56       5.31
     14             7.72           23         3.68        3.68        3.68         63         5.86        5.66       5.38
     15             7.34           24         3.70        3.70        3.70         64         6.00        5.77       5.44

     16             7.00           25         3.72        3.72        3.71         65         6.14        5.87       5.51
     17             6.71           26         3.74        3.74        3.73         66         6.29        5.98       5.57
     18             6.44           27         3.76        3.76        3.75         67         6.45        6.10       5.63
     19             6.21           28         3.78        3.78        3.77         68         6.62        6.21       5.69
     20             6.00           29         3.81        3.80        3.79         69         6.80        6.32       5.74

     21             5.81           30         3.83        3.82        3.82         70         6.98        6.43       5.78
     22             5.64           31         3.85        3.85        3.84         71         7.18        6.54       5.82
     23             5.49           32         3.88        3.87        3.87         72         7.37        6.64       5.86
     24             5.35           33         3.91        3.90        3.89         73         7.58        6.74       5.89
     25             5.22           34         3.94        3.93        3.92         74         7.78        6.83       5.91

                                   35         3.97        3.96        3.95         75         7.99        6.91       5.93
                                   36         4.00        3.99        3.98         76         8.20        6.98       5.95
                                   37         4.03        4.02        4.01         77         8.40        7.05       5.96
                                   38         4.07        4.06        4.04         78         8.59        7.10       5.97
                                   39         4.10        4.09        4.07         79         8.78        7.15       5.98

                                   40         4.14        4.13        4.11         80         8.96        7.19       5.99
                                   41         4.18        4.17        4.14         81         9.12        7.22       5.99
                                   42         4.22        4.21        4.18         82         9.26        7.25       5.99
                                   43         4.27        4.25        4.22         83         9.39        7.27       6.00
                                   44         4.32        4.29        4.26         84#        9.50        7.28       6.00

                                   45         4.36        4.34        4.31
                                   46         4.42        4.39        4.35
                                   47         4.47        4.44        4.40
                                   48         4.53        4.50        4.44
                                   49         4.59        4.55        4.49

-------------- --------------- ----------- ----------- ----------- ----------- ----------- ----------- ---------- ------------

* Ages 10 and Under                                         # Ages 84 and over.

--------------------------------------------------------------------------------
VL-2020AA(01/00)                    Page 18

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                               ------------------
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